Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-13250, No. 333-111931, No. 333-123981 and No.333-190207 and No. 333-195465) pertaining to the Radcom Ltd. International Employee Stock Option Plan, the Radcom Ltd. 2003 Share Option Plan and the Radcom Ltd. 2013 Share Option Plan, and Form F-3 (File No. 333-170512 and 333- 189111) of Radcom Ltd., and in the related Prospectus, of our report dated March 26, 2015 with respect to the consolidated financial statements of Radcom Ltd. and its subsidiaries for the year ended December 31, 2014 included in this Annual Report on Form 20-F for the year ended December 31, 2014.

Tel-Aviv, Israel March 26, 2015	KOST FORER GABBAY and KASIERER A Member of Ernst & Young Global